PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2020 RESULTS
PHILADELPHIA - April 30, 2020… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2020.
“Society is being challenged like never before in our lifetime, and I couldn’t be prouder of our company, our employees, and our leadership team across Comcast Cable, NBCUniversal, and Sky. Now more than ever the world needs to stay connected, and we’re extremely pleased that our investments in our network continue to pay off as we are handling significant increases in traffic and meeting our customers’ needs. While parts of our business have been more impacted by COVID-19 than others, we have continued to innovate. We are distributing our content in new ways, as evidenced by the recent launch of Peacock on X1 and Flex. We've also taken decisive action, having moved over 95% of our U.S. call-center employees to work from home and putting in place new procedures that have allowed more than 15,000 construction workers to safely come back to work to build our theme park in Beijing. All the divisions of our company are in constant communication, and the level of collaboration has been extraordinary. We have a strong balance sheet, terrific portfolio of assets, and a world-class management team. This is a moment in time; and when it passes, I am very confident that the decisions we are making now will enable us to emerge from this crisis as a healthy, strong company that is well positioned to continue to grow and succeed," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2020	2019	Growth

Revenue	$26,609	$26,859	(0.9%)
Net Income Attributable to Comcast	$2,147	$3,553	(39.6%)
Adjusted Net Income[1]	$3,266	$3,477	(6.1%)
Adjusted EBITDA[2]	$8,130	$8,553	(4.9%)
Earnings per Share[3]	$0.46	$0.77	(40.3%)
Adjusted EPS[1]	$0.71	$0.76	(6.6%)
Net Cash Provided by Operating Activities	$5,824	$7,231	(19.5%)
Free Cash Flow[4]	$3,325	$4,592	(27.6%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2020 Highlights:

•	Generated Consolidated Adjusted EBITDA of $8.1 Billion, Adjusted EPS of $0.71 and Free Cash Flow of $3.3 Billion

•	Total Customer Relationships Across Cable Communications and Sky Increased 2.6% Year-Over-Year to 55.8 Million

•	Cable Communications Total Customer Relationships Increased by 371,000 in the Quarter, the Best First Quarter Result on Record

•	Total High-Speed Internet Customer Net Additions Were 477,000 (Not Including 32,000 Free Internet Essentials Customers), the Best Quarterly Result in 12 Years

•	Cable Communications Adjusted EBITDA Increased 6.1% Driven by Strength in High-Speed Internet and Business Services
Key Responses to COVID-19:

•	Maintained Network Reliability: Since March 1, Cable Communications Has Seen a 33% Increase in Upstream Traffic and a 40% Increase in Wireless Data Usage Over WiFi

•
Keeping Customers Connected: Cable Communications and Sky are expanding access to vital internet and phone services, with Xfinity WiFi outdoor and business hotspots open in the U.S. for free, and Sky Talk offering free calls to UK landlines any time of day

•
Supporting our People: Across Cable Communications, NBCUniversal and Sky, we have committed $500 Million to support employees during this time. All employees who can work from home, are, including over 95% of Cable Communications’ call center employees, and ensuring customer-facing employees can do their job safely

•	See More About Comcast’s Response to COVID-19 - https://corporate.comcast.com/covid-19

COVID-19 Impacts

Our Cable Communications results, while strong in the first quarter 2020, will be negatively affected in the second quarter by the significant deterioration in domestic economic conditions in recent weeks and by the costs associated with our support of customer connectivity as the population increasingly works and learns remotely from home.  NBCUniversal and Sky results also will be negatively impacted to a greater extent in the second quarter 2020. As a result, we expect the impacts of COVID-19 to increase in significance in the second quarter 2020 and to have a material adverse impact on our consolidated results of operations over the near-to-medium term.

Consolidated Financial Results

Revenue for the first quarter of 2020 decreased 0.9% to $26.6 billion. Net Income Attributable to Comcast decreased 39.6% to $2.1 billion. Adjusted Net Income decreased 6.1% to $3.3 billion. Adjusted EBITDA decreased 4.9% to $8.1 billion.

Earnings per Share (EPS) for the first quarter of 2020 was $0.46, a decrease of 40.3% compared to the first quarter of 2019. Adjusted EPS decreased 6.6% to $0.71.

Capital Expenditures decreased 10.1% to $1.9 billion in the first quarter of 2020. Cable Communications’ capital expenditures decreased 6.9% to $1.3 billion in the first quarter of 2020. NBCUniversal’s capital expenditures decreased 16.7% to $377 million. Sky's capital expenditures decreased 24.1% to $197 million.

Net Cash Provided by Operating Activities was $5.8 billion in the first quarter of 2020. Free Cash Flow was $3.3 billion.

Dividends paid during the first quarter of 2020 totaled $977 million.

Cable Communications

($ in millions)
	1st Quarter
	2020	2019	Growth
Cable Communications Revenue
High-Speed Internet	$5,001	$4,577	9.3%
Video	5,632	5,628	0.1%
Voice	899	990	(9.2%)
Wireless	343	225	52.1%
Business Services	2,043	1,891	8.0%
Advertising	557	556	0.3%
Other	443	413	7.0%
Cable Communications Revenue	$14,918	$14,280	4.5%

Cable Communications Adjusted EBITDA	$6,076	$5,728	6.1%
Adjusted EBITDA Margin	40.7%	40.1%

Cable Communications Capital Expenditures	$1,269	$1,363	(6.9%)
Percent of Cable Communications Revenue	8.5%	9.5%

Revenue for Cable Communications increased 4.5% to $14.9 billion in the first quarter of 2020, driven primarily by increases in high-speed internet, business services and wireless revenue. High-speed internet revenue increased 9.3%, driven by an increase in the number of residential high-speed internet customers as well as an increase in average rates. Business services revenue increased 8.0%, reflecting an increase in average rates and an increase in the number of customers receiving our services. Wireless revenue increased 52.1%, primarily due to an increase in the number of customer lines. Other revenue increased 7.0%, primarily reflecting increases in revenue from our security and automation services and from licensing our X1 and technology platforms. Video revenue was consistent with the prior year period, due to an increase in average rates, offset by a decline in the number of residential video customers. Advertising revenue was consistent with the prior year period, primarily reflecting an increase in political advertising revenue, offset by reduced advertiser spending due to COVID-19. Excluding political advertising revenue, advertising revenue decreased 4.6%. Voice revenue decreased 9.2%, due to decreases in average rates and in the number of residential voice customers.

Total Customer Relationships increased by 371,000 to 31.9 million in the first quarter of 2020. Residential customer relationships increased by 360,000 and business customer relationships increased by 11,000. Total high-speed internet customer net additions were 477,000, total video customer net losses were 409,000 and total voice customer net losses were 89,000. In addition, Cable Communications added 216,000 wireless lines in the quarter.

(in thousands)
			Net Additions
	1Q20	1Q19	1Q20	1Q19
Customer Relationships
Residential Customer Relationships	29,509	28,385	360	276
Business Services Customer Relationships	2,408	2,327	11	25
Total Customer Relationships	31,917	30,712	371	300

Residential Customer Relationships Mix
One Product Residential Customers	10,801	9,295	554	280
Two Product Residential Customers	8,848	9,009	(75)	17
Three or More Product Residential Customers	9,860	10,081	(119)	(22)

Residential High-Speed Internet Customers	26,880	25,449	466	352
Business Services High-Speed Internet Customers	2,226	2,148	11	23
Total High-Speed Internet Customers	29,106	27,598	477	375

Residential Video Customers	19,900	20,852	(388)	(107)
Business Services Video Customers	944	1,014	(22)	(14)
Total Video Customers	20,845	21,865	(409)	(121)

Residential Voice Customers	9,840	10,089	(94)	(63)
Business Services Voice Customers	1,347	1,307	5	10
Total Voice Customers	11,187	11,396	(89)	(53)

Total Wireless Lines	2,267	1,405	216	170

Adjusted EBITDA for Cable Communications increased 6.1% to $6.1 billion in the first quarter of 2020, reflecting higher revenue, partially offset by a 3.4% increase in operating expenses. Non-programming expenses increased 4.5%, primarily reflecting increases in technical and product support expenses and other operating costs, partially offset by a decrease in advertising, marketing and promotion costs. Technical and product support expenses increased 7.0%, primarily due to increased costs associated with our wireless phone service and additional compensation costs for certain personnel as a result of COVID-19. Other operating costs increased 7.1%, primarily due to an increase in the allowance for doubtful accounts as a result of COVID-19 and an increase in administrative expenses. Advertising, marketing and promotion costs decreased 1.9%, primarily due to a decrease in spending. Non-programming expenses per customer relationship increased 0.6%. Programming costs increased 1.7%, reflecting an increase in retransmission consent and sports programming fees, partially offset by video subscriber declines. This quarter’s Adjusted EBITDA per customer relationship increased 2.2%, and Adjusted EBITDA margin was 40.7%, compared to 40.1% in the first quarter of 2019. Cable Communications results include a loss of $59 million from our wireless business, compared to a loss of $103 million in the prior year period.

Capital Expenditures for Cable Communications decreased 6.9% to $1.3 billion in the first quarter of 2020. Cable capital expenditures represented 8.5% of Cable revenue in the first quarter of 2020 compared to 9.5% in last year's first quarter.

NBCUniversal

($ in millions)
	1st Quarter
	2020	2019	Growth
NBCUniversal Revenue
Cable Networks	$2,859	$2,868	(0.3%)
Broadcast Television	2,684	2,467	8.8%
Filmed Entertainment	1,370	1,768	(22.5%)
Theme Parks	869	1,276	(31.9%)
Headquarters, other and eliminations	(48)	(66)	NM
NBCUniversal Revenue	$7,734	$8,313	(7.0%)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,248	$1,262	(1.2%)
Broadcast Television	501	387	29.6%
Filmed Entertainment	106	364	(70.9%)
Theme Parks	76	498	(84.7%)
Headquarters, other and eliminations	(184)	(174)	NM
NBCUniversal Adjusted EBITDA	$1,747	$2,337	(25.3%)
NM=comparison not meaningful.

Revenue for NBCUniversal decreased 7.0% to $7.7 billion in the first quarter of 2020. Adjusted EBITDA decreased 25.3% to $1.7 billion.

Cable Networks
Cable Networks revenue of $2.9 billion was consistent with the prior year period, reflecting decreases in distribution revenue and advertising revenue, offset by an increase in content licensing and other revenue. Distribution revenue decreased 1.5%, reflecting a decline in subscribers, partially offset by contractual rate increases and the timing of contract renewals. Advertising revenue decreased 2.2%, reflecting audience ratings declines and reduced advertiser spending resulting from the postponement of sports events due to COVID-19, partially offset by higher pricing. Content licensing and other revenue increased 13.0% due to the timing of content provided under licensing agreements. Adjusted EBITDA decreased 1.2% to $1.2 billion in the first quarter of 2020, reflecting flat revenue, and flat operating expenses, as higher other operating and administrative costs were offset by lower programming and production costs. The decline in programming and production costs was primarily due to decreases in the recognition of sports programming costs as a result of the postponement of sports events due to COVID-19.

Broadcast Television
Broadcast Television revenue increased 8.8% to $2.7 billion in the first quarter of 2020, reflecting increases in content licensing revenue and distribution and other revenue. Content licensing revenue increased 31.3% due to the timing of content provided under licensing agreements. Distribution and other revenue increased 6.9%, due to higher retransmission consent fees. Advertising revenue was consistent with the prior year period, reflecting higher pricing and local political advertising, offset by audience ratings declines and reduced advertiser spending due to COVID-19. Adjusted EBITDA increased 29.6% to $501 million in the first quarter of 2020, reflecting higher revenue, partially offset by an increase in operating costs and expenses. The increase in operating costs and expenses was primarily due to an increase in programming and production costs, which was partially offset by the favorable impact of adopting updated accounting guidance.

Filmed Entertainment
Filmed Entertainment revenue decreased 22.5% to $1.4 billion in the first quarter of 2020, reflecting decreases in theatrical revenue, content licensing revenue, home entertainment revenue and other revenue. Theatrical revenue decreased 28.8%, reflecting a difficult comparison to the success of films in the first quarter of 2019, including How to Train Your Dragon: The Hidden World, Us and Glass, partially offset by the performance of films in this year's first quarter, including 1917, Dolittle and The Invisible Man. Content licensing revenue decreased 15.4%, driven by the timing of when content was made available under licensing agreements, partially offset by the performance of certain 2020 releases that were made available on premium video on demand after theater closures due to COVID-19, including The Invisible Man, Emma and The Hunt. Home entertainment revenue decreased 35.8%, reflecting the success of Dr. Seuss' The Grinch, Halloween and Night School in last year's first quarter, partially offset by the performance of 1917, Downton Abbey and Fast & Furious Presents: Hobbs & Shaw in this year's first quarter. Other revenue decreased 20.3%, primarily due to decreases in revenue from our live stage play and movie ticketing and entertainment businesses, which were impacted by theater and entertainment venue closures as a result of COVID-19. Adjusted EBITDA decreased 70.9% to $106 million in the first quarter of 2020, reflecting lower revenue, partially offset by lower programming and production costs, as well as lower advertising, marketing and promotion costs.

Theme Parks
Theme Parks revenue decreased 31.9% to $869 million in the first quarter of 2020, primarily due to the closures of Universal Studios Japan in late February and Universal Orlando Resort and Universal Studios Hollywood in mid-March as a result of COVID-19. Adjusted EBITDA decreased 84.7% to $76 million in the first quarter of 2020, reflecting lower revenue and higher operating costs. The increase in operating costs was primarily due to increases in employee-related costs and pre-opening costs associated with the Universal Beijing Resort and Super Nintendo WorldTM in Universal Studios Japan, partially offset by lower park operation costs due to the park closures.

Headquarters, Other and Eliminations
NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $184 million, compared to a loss of $174 million in the first quarter of 2019.

Sky

($ in millions)
	1st Quarter
	2020	2019	Growth	Constant Currency Growth[5]
Sky Revenue
Direct-to-Consumer	$3,679	$3,834	(4.0%)	(1.9%)
Content	325	370	(12.3%)	(10.5%)
Advertising	513	593	(13.5%)	(11.6%)
Sky Revenue	$4,517	$4,797	(5.8%)	(3.7%)

Sky Operating Costs and Expenses	$3,966	$4,134	(4.1%)	(1.9%)

Sky Adjusted EBITDA	$551	$663	(16.9%)	(15.3%)
Adjusted EBITDA Margin	12.2%	13.8%

Revenue for Sky decreased 5.8% to $4.5 billion in the first quarter of 2020. Excluding the impact of currency, revenue decreased 3.7%, reflecting lower direct-to-consumer revenue, advertising revenue and content revenue. Direct-to-consumer revenue decreased 1.9% to $3.7 billion, primarily reflecting a decrease in average revenue per customer relationship due to the impact of COVID-19, which has resulted in lower sports subscription revenues, partially offset by an increase in customer relationships over the last twelve months. Advertising revenue decreased 11.6% to $513 million, primarily due to overall market weakness, which was worsened by COVID-19, as well as an unfavorable impact from a change in legislation related to gambling advertisements in the UK and Italy. Content revenue decreased 10.5% to $325 million, primarily reflecting the deferral of wholesale revenue from sports programming as a result of the postponement of sports events due to COVID-19.

Total Customer Relationships decreased by 65,000 to 23.9 million in the first quarter of 2020, reflecting the postponement of sports events and the suspension of certain sales channels due to COVID-19.

(in thousands)
	Customers		Net Additions
	1Q20	1Q19	1Q20	1Q19
Total Customer Relationships	23,930	23,712	(65)	112

Adjusted EBITDA for Sky decreased 16.9% to $551 million in the first quarter of 2020. Excluding the impact of currency, Adjusted EBITDA decreased 15.3%, reflecting lower revenue, partially offset by a decrease in operating expenses. The decrease in operating expenses was primarily due to a decrease in the recognition of sports programming costs as a result of the postponement of sports events due to COVID-19.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, our streaming service, Peacock, and Comcast Spectacor, as well as eliminations among Comcast's businesses. For the quarter ended March 31, 2020, the Corporate, Other and Eliminations Adjusted EBITDA loss was $244 million, an increase of $69 million compared to 2019, primarily driven by start-up costs associated with Peacock.

Notes:

1
We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.

2
We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.

3	All earnings per share amounts are presented on a diluted basis.

4
We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.

5
Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 30, 2020 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 9334849. A replay of the call will be available starting at 12:00 p.m. ET on April 30, 2020, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, May 7, 2020 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 9334849.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered non-GAAP financial measures under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights.
Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2020	2019
Revenue	$26,609	$26,859

Programming and production	8,301	8,569
Other operating and administrative	8,254	7,900
Advertising, marketing and promotion	1,938	1,888
Adjustments(1)	(14)	(51)
	18,479	18,306

Adjusted EBITDA(1)	8,130	8,553

Adjustments(1)	14	51
Depreciation expense	2,107	2,240
Amortization expense	1,157	1,080
	3,278	3,371

Operating income	4,852	5,182

Interest expense	(1,212)	(1,150)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	(668)	262
Realized and unrealized gains (losses) on equity securities, net	(58)	214
Other income (loss), net	10	200
	(716)	676

Income before income taxes	2,924	4,708

Income tax expense	(700)	(1,076)

Net income	2,224	3,632

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	77	79

Net income attributable to Comcast Corporation	$2,147	$3,553

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.46	$0.77

Diluted weighted-average number of common shares	4,617	4,594

(1) See Table 4 for reconciliation of non-GAAP financial measure.

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2020	2019

OPERATING ACTIVITIES
Net income	$2,224	$3,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,264	3,320
Share-based compensation	298	245
Noncash interest expense (income), net	227	77
Net (gain) loss on investment activity and other	791	(498)
Deferred income taxes	(120)	271
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	198	449
Film and television costs, net	3	559
Accounts payable and accrued expenses related to trade creditors	(727)	(574)
Other operating assets and liabilities	(334)	(250)

Net cash provided by operating activities	5,824	7,231

INVESTING ACTIVITIES
Capital expenditures	(1,881)	(2,092)
Cash paid for intangible assets	(618)	(547)
Construction of Universal Beijing Resort	(371)	(220)
Acquisitions, net of cash acquired	(194)	(48)
Proceeds from sales of businesses and investments	17	37
Purchases of investments	(69)	(439)
Other	15	83

Net cash provided by (used in) investing activities	(3,101)	(3,226)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(1,288)
Proceeds from borrowings	9,281	222
Repurchases and repayments of debt	(7,439)	(2,084)
Repurchases of common stock under employee plans	(233)	(247)
Dividends paid	(977)	(869)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(76)	(85)
Other	(182)	26

Net cash provided by (used in) financing activities	374	(4,325)

Impact of foreign currency on cash, cash equivalents and restricted cash	(77)	8

Increase (decrease) in cash, cash equivalents and restricted cash	3,020	(312)

Cash, cash equivalents and restricted cash, beginning of period	5,589	3,909

Cash, cash equivalents and restricted cash, end of period	$8,609	$3,597

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	March 31,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$8,516	$5,500
Receivables, net	10,800	11,292
Programming rights	—	3,877
Other current assets	4,768	4,723
Total current assets	24,084	25,392

Film and television costs	12,385	8,933

Investments	6,468	6,989

Investment securing collateralized obligation	612	694

Property and equipment, net	48,442	48,322

Goodwill	67,218	68,725

Franchise rights	59,365	59,365

Other intangible assets, net	34,672	36,128

Other noncurrent assets, net	9,175	8,866

	$262,421	$263,414

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$9,963	$10,826
Accrued participations and residuals	1,894	1,730
Deferred revenue	2,634	2,768
Accrued expenses and other current liabilities	10,136	10,516
Current portion of long-term debt	2,973	4,452
Total current liabilities	27,600	30,292

Long-term debt, less current portion	100,604	97,765

Collateralized obligation	5,166	5,166

Deferred income taxes	27,865	28,180

Other noncurrent liabilities	17,144	16,765

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,259	1,372

Equity
Comcast Corporation shareholders' equity	81,506	82,726
Noncontrolling interests	1,277	1,148
Total equity	82,783	83,874

	$262,421	$263,414

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2020	2019
Net income attributable to Comcast Corporation	$2,147	$3,553
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	77	79
Income tax expense	700	1,076
Interest expense	1,212	1,150
Investment and other (income) loss, net	716	(676)
Depreciation and amortization	3,264	3,320
Adjustments (1)	14	51
Adjusted EBITDA	$8,130	$8,553

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2020	2019
Net cash provided by operating activities	$5,824	$7,231
Capital expenditures	(1,881)	(2,092)
Cash paid for capitalized software and other intangible assets	(618)	(547)
Total Free Cash Flow	$3,325	$4,592

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2020	2019
Adjusted EBITDA	$8,130	$8,553
Capital expenditures	(1,881)	(2,092)
Cash paid for capitalized software and other intangible assets	(618)	(547)
Cash interest expense	(991)	(970)
Cash taxes	(281)	(189)
Changes in operating assets and liabilities	(1,393)	(535)
Noncash share-based compensation	298	245
Other (2)	61	127
Total Free Cash Flow	$3,325	$4,592

(1)	First quarter 2020 and 2019 Adjusted EBITDA exclude $14 million and $51 million of other operating and administrative expense, respectively, related to the Sky transaction.

(2)	First quarter 2020 and 2019 include decreases of $14 million and $51 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2020		2019
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$2,147	$0.46	$3,553	$0.77
Growth %	(39.6%)	(40.3%)

Amortization of acquisition-related intangible assets (1)	458	0.10	400	0.09
Investments (2)	544	0.13	(438)	(0.09)
Items affecting period-over-period comparability:
Loss on early redemption of debt (3)	106	0.02	—	—
Costs related to Sky transaction (4)	11	—	41	0.01
Purchase accounting adjustments (5)	—	—	39	0.01
Gains and losses related to businesses and investments (6)	—	—	(118)	(0.03)

Adjusted Net income and Adjusted EPS	$3,266	$0.71	$3,477	$0.76
Growth %	(6.1%)	(6.6%)

(1)
Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2020	2019
Amortization of acquisition-related intangible assets before income taxes	$575	$504
Amortization of acquisition-related intangible assets, net of tax	$458	$400

(2)
Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended March 31,
	2020	2019
Realized and unrealized (gains) losses on equity securities, net	$58	($214)
Equity in net (income) losses of investees, net	663	(374)
Investments before income taxes	721	(588)
Investments, net of tax	$544	($438)

(3)	1st quarter 2020 net income attributable to Comcast Corporation includes $140 million of interest expense, $106 million net of tax, resulting from the early redemption of debt.

(4)
1st quarter 2020 and 2019 net income attributable to Comcast Corporation includes $14 million and $51 million of operating costs and expenses, $11 million and $41 million net of tax, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities.

(5)
1st quarter 2019 net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.

(6)	1st quarter 2019 net income attributable to Comcast Corporation includes a gain of $159 million in other income, $118 million net of tax, related to our investment in Hulu.

Note: Minor differences may exist due to rounding.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended March 31,

(in millions)	2020	2019(1)	Growth %

Direct-to-Consumer	$3,679	$3,749	(1.9%)
Content	325	363	(10.5%)
Advertising	513	580	(11.6%)
Revenue	$4,517	$4,692	(3.7%)

Operating costs and expenses	$3,966	$4,041	(1.9%)

Adjusted EBITDA	$551	$651	(15.3%)

(1)
2019 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.

Note: Minor differences may exist due to rounding.